Exhibit 99.2


                                 ARTHUR ANDERSEN

                   CONTIMORTGAGE CORPORATION

                   UNIFORM SINGLE ATTESTATION PROGRAM
                   FOR MORTGAGE BANKERS

                   FOR THE YEAR ENDED DECEMBER 31, 1999
                   TOGETHER WITH AUDITORS' REPORT

                               ARTHUR ANDERSEN LLP

                         Independent Accountants' Report

To the Board of Directors of
ContiMortgage Corporation:

We have examined management's assertion about ContiMortgage Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) and that ContiMortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $14,000,000 and $10,000,000, respectfully, as of December 31, 1999 and for the year then ended, included in the accompanying management assertion. Management is responsible for ContiMortgage Corporation's compliance with those minimum servicing standards and for maintaining a fidelity bond and errors and omissions policy. Our responsibility is to express an opinion on management's assertion about the entity's compliance with the minimum servicing standards and maintenance of a fidelity bond and errors and omissions policy based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about ContiMortgage Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on ContiMortgage Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that ContiMortgage Corporation complied with the aforementioned minimum servicing standards and that ContiMortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $14,000,000 and $10,000,000 as of December 31, 1999, is fairly stated, in all material respects.


/s/ Arthur Andersen LLP
New York, New York
March 21, 1999